EXHIBIT 4.11

CONSULTING AGREEMENT

THIS AGREEMENT, dated this 10th day of August 2009, with an effective date of August 16, 2009 (the "Effective Date") is made

BETWEEN:
Crosshair Exploration & Mining Corp., a Company duly incorporated pursuant to the laws of the Province of British Columbia and having an office at Suite 1240, 1140 West Pender Street, Vancouver, British Columbia, V6E 4G1

(the "Company")

AND:
ArkOrion Enterprises Inc., a Company duly incorporated pursuant to the laws of the Province of British Columbia and having an office at 1262 Lumreek Rd., PO Box 597, 150 Mile House, British Columbia, Canada, V0K 2G0

(the "Consultant")

WHEREAS:

A.	the Company wishes to engage the Consultant to provide, on an independent consultant basis, the management services listed in the attached Schedule “A”; and

B.	the Consultant wishes to provide management services to the Company on the terms and conditions of this Agreement;

THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.   Engagement

1.1   Consulting Services - Subject to the terms and conditions hereof, the Company hereby retains the Consultant to perform and the Consultant hereby agrees to render the following management services to the Company:

(a)
the Consultant will be responsible for such services as shall be agreed upon by the parties from time to time and described in Schedule "A" attached hereto which Schedule "A" shall be appended to this Agreement and initialed by the parties and such other services as may from time-to-time be agreed upon between the parties (the "Services"); and

(b)
the Services will principally be provided by Adam R. Kniec, the President of the Consultant, or by such personnel of the Consultant who in the opinion of Adam R. Kniec is deemed the party most able to provide services.

1.2  Term of Agreement - This Agreement shall commence as of the Effective Date and shall continue for a period of twelve (12) months. Three (3) months before the end of the twelve (12) month term of this Agreement, the Company will advise the Consultant in writing as to whether the Company wishes to renew this Agreement for an additional term of twelve (12) months.  In the event the Company elects not to renew this Agreement for an additional term of twelve (12) months, the provisions of Section 7 hereof will apply.

2.    Remuneration and Reimbursements

2.1  Fee for Services - In consideration for performance of the Services, the Company shall:
(a)
pay to the Consultant a fee of CAD$5,300 (plus applicable taxes) per calendar month, payable on the first day of the month for each month of Services to be provided (the “Fee”).  The Fee is based on forty (40) hours of work per month, or 480 hours per year.

Time in excess of 480 hours per year will be invoiced separately on a monthly basis, commencing in the month in which 480 hours are exceeded, at the rate of CAD$120 per hour (plus applicable taxes).  Alternatively, the Company and the Consultant may agree to increase the monthly fee to reflect the increased workload.

The Fee will be reviewed by the Company every six months from the date of this Agreement. The Consultant will determine the timing of when the services are to be performed in order to fulfill its obligations under this Agreement; and

(b)
upon signing of this Agreement, grant to Adam Kniec 200,000 stock options with a 5 year expiry date and the exercise price equal to the Company’s closing stock price on the date of signing of this Agreement.  Vesting provisions will be in accordance with the Company’s Stock Option Plan.  Afterwards, the Company will grant options to Adam Kniec on the same basis and on the same terms as options granted to other directors and officers of the Company.  Number of options granted to the Consultant will be fair and equitable with options granted to other officers of the Company to reflect the risks and responsibilities accepted by the Consultant.

2.2   Expenses - The Company shall reimburse the Consultant for all reasonable out of pocket expenses actually and properly incurred in the course of business.

2.3   Invoices - Invoices for fees or expenses that remain unpaid beyond thirty (30) days from the date of the invoice shall be subject to interest charges at one percent (1%) per month compounded annually.

3     Indemnity - The Consultant and the Company shall indemnify and hold harmless each other, each being hereinafter referred to individually as an "indemnified party", against all liabilities to third parties actually incurred or sustained by such indemnified party (including reasonable legal fees incurred in the defense thereof) resulting from:

(a)	the negligence of the employees, representatives, or agents of the Company or Consultant, as applicable;
(b)
the failure of any of the Company or the Consultant or any of their respective employees, representatives or agents, as applicable, to perform and comply with the obligations of the Company or the Consultant, as applicable under this Agreement; and

(a)	violation by the Consultant or the Company or any of its employees, representatives or agents of any applicable law, rule or regulation applicable to this Agreement.

Each party's obligation to indemnify the other shall survive the termination of this Agreement for any reason.

4    Liability, and Liability Insurance.  The Company provides Directors & Officers Liability Insurance which policy is renewed annually.  Upon the appointment of the Consultant to Chief Financial Officer of the Company, the Consultant will be covered under the Company’s Directors and Officers Liability Insurance.

If for any reason the Company’s Directors and Officers Liability Insurance will not protect the Consultant / Adam Kniec, the Consultant’s / Adam Kniec’s maximum liability will be limited to the amount of fees paid to the Consultant for such services, to a maximum amount of CAD$10,000. This limitation does not apply to matters finally determined to have resulted from the fraudulent or intentional misconduct of the Consultant. In any action, claim, loss or damage arising out of this engagement, the Company agrees that the Consultant’s liability will be several and not joint several. The Company may only claim payment from the Consultant of its proportionate share of the total liability based on degree of fault. In no event shall the Consultant be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses, or losses (including, without limitation, lost profits and opportunity costs). The Consultant will not be liable in respect of any decisions made by the Company as a result of Consultant’s services. This paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense, or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

5    Non-disclosure - Except as may be required by applicable law, the Consultant shall not (either during the term of this Agreement or at any time thereafter) disclose any information relating to the private or confidential affairs of the Company or to the Services (either during the term of this Agreement or at any time thereafter) use for its own purpose or for any purpose other than those of the Company any such information it may acquire in performance of its obligations hereunder.  The foregoing restrictions on disclosure shall not apply to any information which:

(a)	is in the public domain when received;

(b)	at any time becomes known to the public through no fault of the Consultant;

(c)	is in the possession of or otherwise known to the Consultant at the time of disclosure; or

(d)	is obtained by the Consultant from an independent, third-party source which, to the knowledge of the Consultant, has no obligation of confidentiality to the Company,

This Section shall survive the termination of this Agreement by either party for any reason.

6    Consultant not an Employee - The Consultant is not an employee of the Company and shall not be entitled to receive from the Company any benefits whatsoever and the Company shall not be required to make contributions for employment insurance, Canada Pension, workers' compensation or similar levies in respect of the fee for services to be paid to the Consultant.

7    Termination

7.1   Termination by Company or Consultant for Cause - Either party may terminate this Agreement with immediate effect at any time in the event of the failure of the other to comply with any of the provisions hereunder provided that such other party has been notified in writing of such failure and such other party has failed to remedy its failure with ten (10) days of receiving such notice.

7.2   Termination by the Consultant - the Consultant may terminate this Agreement by providing to the Company a minimum of three month written notice.  In such case the Consultant / Adam Kniec will be entitled to exercise all stock options that will have vested as of the last full business day before the expiry of the period of notice of termination given by the Consultant.  The Consultant / Adam Kniec will be able to exercise vested options within 12 months from the last full business day before the expiry of the period of notice of termination given by the Consultant.

Upon receipt of written notice of termination, the Company may, at its option, earlier terminate this Agreement, in which case:

(i) the Consultant / Adam Kniec will be entitled to exercise all stock options, that will have vested as of the last full business day before the expiry of the period of notice of termination given by the Consultant.  The Consultant / Adam Kniec will be able to exercise vested options within 12 months from the last full business day before the expiry of the period of notice of termination given by the Consultant; and

(ii) the Company will pay the Consultant an amount equal to the Fees payable from the date of termination by the Company until the earlier of the date of resignation selected by the Consultant and three months from the date the Consultant gave notice of resignation.

7.3   Termination by the Company - the Company may terminate this Agreement by providing to the Consultant a minimum of three month written notice.

Upon termination by the Company for reasons other than cause, or expiry of this Agreement, the Consultant’s services will be automatically retained on as needed and when needed basis for a period of one (1) year from the last full business day before the expiry of the period of notice of termination given by the Company (“the Post Termination Period”).  During this period, services will be provided by the Consultant only when specifically requested by the Company’s management (verbally or in writing), and will be invoiced on a monthly basis at the rate of CAD$120 per hour (plus applicable taxes).

All stock options will continue to vest until the end of the Post Termination Period.  The Consultant / Adam Kniec will have the right to exercise all stock options until the end of the last business day of the Post Termination Period.

7.4   Change of Control – Upon change of control of the Company:

(a) the Company will pay to the Consultant a cash lump sum payment amount equal to twelve (12) months of the monthly fees in effect on the date the change of control occurs, which will not be less than CAD$5,000 per month; and

(b) all stock options held by the Consultant or Adam Kniec will be deemed to be fully vested and immediately exercisable.

Change of Control means the occurrence of both:

(i) the acquisition or continuing ownership of securities (“Convertible Securities”) convertible into, exchangeable for or representing the right to acquire shares of the Company and/or shares of the Company as a result of which a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the Business Corporations Act (British Columbia) with any such person, group of persons or any of such persons acting jointly or in concert (collectively, “Acquirers”), beneficially own shares of the Company and/or Convertible Securities such that, assuming only the conversion, exchange or exercise of Convertible Securities beneficially owned by the Acquirers, the Acquirers would beneficially own shares that would entitle the holders thereof to cast more than 20% of the votes attaching to all shares in the capital of the Company that may be cast to elect directors of the Company; and

(ii) the exercise of the voting power of all or any such shares so as to cause or result in the election of two or more directors of the Company who were not Incumbent Directors

7.5    Force Majeure - If either party is unable to perform any of its obligations under this Agreement because of any event (hereinafter referred to as a "Force Majeure Event") which is unavoidable and beyond the control of the non-performing party (including, but not limited to a judicial or governmental decree, regulation or other direction not the fault of the party who has been so affected, a labor stoppage, strike action or unrest, the initiation of any legal action, a communication line failure, a power failure and any natural disaster or Act of God), the party which becomes aware of the Force Majeure Event shall send the other party a notice of the event ("Notice of Force Majeure Event") and the parties respective obligations hereunder shall be suspended for the duration of the Force Majeure Event. The non-performing party shall take all steps required to resume performance as soon as possible and shall not be considered in breach of any obligation hereunder for failure to perform during such period of suspension of its performance.

Sections from 7.1 to 7.5 shall survive the termination of this Agreement by either party for any reason.

8    Severability - Any invalidity, in whole or in part of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. Any invalid provision shall be deemed to be replaced by lawful provisions most nearly embodying the intention of the parties.

9    Assignment - Neither party shall assign or subcontract the whole or any part of this Agreement without the other party's written consent.

10   Notices - All notices required or permitted under this Agreement shall be in writing and shall be given by delivering such notice or mailing such notice by pre-paid registered mail or by facsimile transmission, addressed as follows:

If to the Company:
Crosshair Exploration & Mining Corp.
Suite 1240, 1140 W. Pender St.
Vancouver, B.C.  V6E 4G1
Attention:  Mark J. Morabito
Fax:  (604) 681-8039

If to the Consultant:
ArkOrion Enterprises Inc.
PO Box 597
1262 Lumreek Rd.
150 Mile House, B.C.  V0K 2G0
Attention: Adam Kniec
Fax:  (604) 648 8350

Any such notice or other communication shall, if delivered, be deemed to have been given or made and received on the date delivered (or the next business day if the day of delivery is not a business day), and if mailed, shall be deemed to have been given or made and received on the fifth business day following the day on which it was so mailed and if faxed (with confirmation received) shall be deemed to have been given or made and received on the day on which it was so faxed (or the next business day if the day of sending is not a business day).  The parties may give from time to time written notice of change of address in the manner aforesaid

11    Entire Agreement - This Agreement and Schedule "A" attached hereto constitute the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect hereto.

12     Counterparts and Facsimile - This Agreement may be executed in one or more counterparts and delivered by facsimile, each of which when so executed shall constitute an original and all of which together shall constitute one and the same agreement.

13 Arbitration - This Agreement will be interpreted in accordance with and governed by the laws of the Province of British Columbia, and in the event of any dispute, all disputes arising out of or in connection with this Agreement or in respect of any legal relationship associated therewith or derived therefrom shall be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre (“Centre”) in which the Centre shall be the appointing authority in accordance with the Rules of the Centre and the place of the arbitration hearing  shall be Vancouver, British Columbia.

Upon referral of a dispute for arbitration, the Parties will endeavor to agree on the appointment of an arbitrator. The arbitrator will be a person who by a combination of business, education and experience is competent to adjudicate the matter in dispute and who has indicated his willingness and ability to act as arbitrator in accordance with this section. If the Parties are unable to agree on an arbitrator, a three member panel will be appointed consisting of one arbitrator appointed by each Party with these two appointees shall select a third arbitrator.

IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized signatories as of the date given above.

CROSSHAIR EXPLORATION & MINING CORP.

”Mark J. Morabito”	Mark J. Morabito	CEO
Signature	Per	Title

ARKORION ENTERPRISES INC.

”Adam R. Kniec”	Adam R. Kniec	President
Signature	Per	Title

SCHEDULE "A"

The Consultant will provide to the Company the following management services:

1.	Consent to Act as Chief Financial Officer (“CFO”) of the Company.

2.	Liaison with directors, management, audit committee and auditors regarding accounting and financial disclosure matters, and any other matters that may be deemed necessary.

3.	Monitor the Company’s accounting department.

4.	Review general ledgers, trial balances and consolidation worksheets.

5.	Review preparation and filing of interim and year-end consolidated financial statements, Management Discussion and Analysis and Form 20F.

6.	Review preparation and filing of the Company’s Annual Information Forms, Management Information Circulars, Prospectuses and other public disclosure documents.

7.	Review budgets.

8.	Review internal controls.

9.	Review material agreements.

10.	Review news releases.

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